Exhibit 99.1

BioCardia Reports First Quarter 2026 Business Highlights and Financial Results

Sunnyvale, Calif. – May 15, 2026 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the first quarter 2026 and filed its quarterly report on Form 10-Q for the three months ended March 31, 2026 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

Recent Business Highlights

CardiAMP® autologous cell therapy in ischemic heart failure of reduced ejection fraction (BCDA-01)

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In February, PMDA provided additional questions for BioCardia, in line with those addressed and discussed in three preliminary clinical consultations, on the evidence supporting safety and efficacy of CardiAMP Cell Therapy System and scheduled our Formal Clinical Consultation. We addressed these questions in advance of the Formal Clinical Consultation with PMDA.

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In March, our CardiAMP HF clinical data presented at the Technology and Heart Failure Therapeutics (THT) late breaking clinical trials session showed the CardiAMP cell therapy positively impacts the lives of patients, particularly those having elevated markers of heart stress. These patients experienced statistically significant improvement in heart function. This aligned with the three tiers of the composite outcome of (1) living longer without heart replacement therapies such as LVAD or transplant, (2) having fewer major adverse events such as heart attacks, strokes, and hospitalizations, and (3) having a better quality of life, which also achieved statistical significance.

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In April, during the Formal Clinical Consultation with PMDA attended by six world class cardiologists, PMDA determined that the clinical safety and efficacy evidence for the CardiAMP® Cell Therapy in ischemic heart failure is likely sufficient to support market clearance. Alignment was achieved on the acceptability of the foreign clinical data developed in the United States, the indications for use in patients, the approach for introduction of the therapy in Japan, approaches for defining Appropriate Use Conditions, the need for continued post marketing studies in Japan, and how these post marketing studies are to be developed.

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In May, we received the preliminary Advisory Record from PMDA which is in line with expectations. We are preparing answers to outstanding questions and advancing towards Shonin submission, the formal application process for Pre-Market Approval (PMA) required to register the CardiAMP Cell Therapy System in Japan.

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In May, we had our Q-Sub Meeting with FDA Center for Biologics Evaluation and Research (CBER) on the CardiAMP Cell Therapy System for the treatment of ischemic heart failure of reduced ejection fraction (HFrEF). FDA expressed no concerns on safety, agreed the benefits for patients who received therapy in the CardiAMP HF Trial were intriguing, and confirmed that Premarket Approval (PMA) continues to be the appropriate regulatory pathway. The FDA considered advancement of the PMA submission based on the currently available data. FDA recommended continuing the ongoing CardiAMP HF II trial as the confirmatory study to support a successful PMA and pledged ongoing support for the trial.

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Throughout the first quarter, patients have also been screened, consented, and randomized at the four active CardiAMP HF II clinical sites: University of Wisconsin, Morton Plant Mease Hospital, Emory University and Henry Ford Health.

CardiAMP autologous cell therapy in chronic myocardial ischemic with refractory angina (BCDA-02)

●	Primary results of this cohort have been accepted for oral presentation at Euro PCR, a world-leading course in interventional cardiovascular medicine on May 20, 2026.

Helix™ Biotherapeutic Delivery System

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In February, we announced a Pre-Submission to the FDA under its Q-Submission program for the approval of our Helix Transendocardial Delivery Catheter (Helix) for intramyocardial therapeutic and diagnostic agent delivery.

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In May, BioCardia had this Pre-Submission meeting with FDA. FDA agreed that there are two pathways for Helix marketing clearance and raised no concerns on Helix safety data, device performance, or compatibility with general classes of agents. FDA’s preferred route of Helix approval was simultaneous with the approval of the CardiAMP cell therapy system for the treatment of heart failure. FDA also suggested a follow-on pre-submission incorporating agency advice could enable Helix approval via the DeNovo pathway.

Intellectual Property

The Company’s intellectual property portfolio is robust, with more than 60 patents and patent applications worldwide.

In March, the Company announced that the Japan Patent, “Target Site Selection, Entry, and Update with Automatic Remote Image Annotation.” This patent adds further protection to BioCardia’s proprietary Heart3D™ Fusion Imaging (Heart3D) software intended for treatment planning and real-time navigation during CardiAMP Cell Therapy procedures. The allowed Japanese patent has claims on the use of Heart3D fusion imaging configured for transposing a preoperative three-dimensional image obtained by Computer Tomography (CT) or Magnetic Resonance Imaging (MRI) of the patient’s heart onto two orthogonal two-dimensional images to generate a combined three-dimensional model reconstruction of the heart on a display within or adjacent to a sterile field for navigating delivery systems and recording procedural locations.

“It has been a tremendous quarter, and we are thankful for the extensive interactions with PMDA and FDA in reviewing the CardiAMP HF clinical trial data and for their continued support. CardiAMP Cell Therapy for the treatment of ischemic heart failure is now advancing towards an expected initial regulatory approval in Japan, where cardiologists would be able to treat an estimated 20,000 patients annually having no treatment options.” said BioCardia CEO Peter Altman, Ph.D. “We have also secured FDA support for the ongoing confirmatory CardiAMP HF II trial and FDA guidance on market clearance of our best-in-class Helix Transendocardial Delivery System. Our work with our world class physician partners has potential to ultimately help millions of patients suffering from ischemic heart failure and chronic myocardial ischemia with few current therapeutic options.”

First Quarter 2026 Financial Results:

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Net cash used in operations in the three months ended March 2026 was approximately $1.7 million, compared to approximately $1.6 million in the three months ended March 2025, primarily due to the timing of supplier payments. The Company ended the quarter with cash and cash equivalents totaling $951,000.

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Research and development expenses decreased to approximately $1.2 million in the three months ended March 2026, compared to approximately $1.5 million in the three months ended March 2025, primarily due to closeout of the CardiAMP HF Trial, partially offset by early enrollment in the CardiAMP HF II Trial and regulatory activities to advance CardiAMP in Japan.

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Selling, general and administrative expenses decreased to approximately $1.0 million in the three months ended March 2026 compared to approximately $1.2 million in the three months ended March 2025, primarily due to lower professional service fees.

>	Our net loss was approximately $2.3 million in the three months ended March 2026, compared to approximately $2.7 million in the three months ended March 2025.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

>	CardiAMP for Chronic Myocardial Ischemia, Oral Presentation at Euro PCR – Q2 2026

>	Japan PMDA Shonin Submission for Approval – Q4 2026

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10209272/104069d5d88. Please note that registered participants will receive their dial-in number upon registration. For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730 and ask to be connected to the BioCardia call. All callers should dial-in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Rt7kKGAp.

A webcast replay of the call will be available approximately one hour after the end of the call at the following link: https://services.choruscall.com/ccforms/replay.html. A telephonic replay of the call will be available and may be accessed by calling 1-855-669-9658 (toll free domestic/Canada) and 1-412-317-0088 (international toll) by using access code 4737992.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLOTM allogeneic cell therapies are the Company’s biotherapeutic platforms for the treatment of heart disease. These therapies are enabled by its HelixTM biotherapeutic delivery and Morph® vascular navigation product platforms. BioCardia also acts as a biotherapeutic delivery partner supporting therapies for the treatment of heart failure, chronic myocardial ischemia, and acute myocardial infarction. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the sufficiency of data from our clinical trials, filings and communications with the FDA and Japan’s Pharmaceutical and Medical Device Agency, product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, future prospects, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent the development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 24, 2026, under the caption titled “Risk Factors BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended March 31,
	2026	2025
Costs and expenses:
Research and development	$1,235	$1,530
Selling, general and administrative	1,031	1,196
Total costs and expenses	2,266	2,726
Operating loss	(2,266)	(2,726)
Other income (expense):
Total other income, net	7	14
Net loss	$(2,259)	$(2,712)

Net loss per share, basic and diluted	$(0.21)	$(0.59)

Weighted-average shares used in computing net loss per share, basic and diluted	10,812,419	4,635,764

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	March 31,	December 31,
	2026(1)	2025(1)

Assets:
Cash and cash equivalents	$951	$2,496
Other current assets	189	236
Property, plant and equipment and other noncurrent assets	572	681
Total assets	$1,712	$3,413
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$2,778	$2,432
Operating lease liability - noncurrent	—	86
Total stockholders’ equity (deficit)	(1,066)	895
Total liabilities and stockholders’ equity (deficit)	$1,712	$3,413

(1)  March 31, 2026 amounts are unaudited. December 31, 2025 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on March 24, 2026.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120